August 28, 1997

                            OCC CASH RESERVES, INC.

Dear Shareholder:

We are pleased to invite you to a meeting of shareholders of OCC Cash Re-serves, Inc. (the "Fund") to be held on October 14, 1997.

As you may know, PIMCO Advisors L.P. and its affiliate, Thomson Advisory Group Inc., Oppenheimer Group, Inc., its subsidiary Oppenheimer Financial Corp. and certain related parties have entered into an agreement for PIMCO Advisors L.P., Thomson Advisory Group Inc. and its successor (together the "PIMCO Par-ties") to acquire a controlling interest in Oppenheimer Capital, whose subsid-iary, OpCap Advisors, serves as investment adviser to the Fund. The Fund's meeting will permit its shareholders to consider a new advisory agreement which will be substantially identical to the existing agreement with the Fund, to be in effect following such acquisition.

It is important to keep in mind that the PIMCO Parties are acquiring OpCap Ad-visors, not the Fund. Your Fund shares and the advisory and distribution fees charged the Fund will not change as a result of the transaction. Moreover, the PIMCO Parties have advised the Fund's Board of Directors that OpCap Advisors will continue, after the transaction, to provide the high-quality services to which you've grown accustomed.

After careful consideration the Board of Directors of the Fund, including its independent directors, approved the proposal relating to the Fund and recom-mends that its shareholders vote "FOR" the proposal. Whether or not you intend to attend the meeting, you may vote by proxy by signing and returning your proxy card in the enclosed postage-paid envelope.

We thought it would be helpful to provide the questions and answers regarding the transaction and the proposal on the reverse side of this page. They are designed to help answer questions you may have and help you cast your votes, and are being provided as a supplement to, not a substitute for, the proxy statement, which we urge you to carefully review. As always, we thank you for your confidence and support.

Please feel free to call the proxy solicitor, D.F. King & Co., Inc., at 1-800-735-3568 to answer any questions you may have regarding the voting of your shares, and please feel free to call us at 1-800-401-6672 to answer any ques-tions regarding the transaction or other matters.

Sincerely,

Joseph M. La Motta
Chairman of the Board and President of OCC Cash Reserves, Inc.

QUESTIONS & ANSWERS

Q.WHAT IS BEING ACQUIRED IN THE TRANSACTION?

A.PIMCO Advisors L.P., a publicly traded investment management firm, and its affiliate, Thomson Advisory Group Inc., have agreed for the PIMCO Parties to acquire a controlling interest in Oppenheimer Capital, whose subsidiary, OpCap Advisors, is investment adviser to the Fund. The Fund itself is not being ac-quired.

Q.WHY AM I BEING ASKED TO VOTE ON THIS PROPOSAL?

A.As required by the Investment Company Act of 1940, consummation of the transaction will cause the automatic termination of the existing advisory agreement with OpCap Advisors. Therefore, in order to ensure continuity of management, shareholders are being asked to approve a substantially identical new agreement with OpCap Advisors.

Q.HOW WILL THE TRANSACTION AFFECT ME AS A FUND SHAREHOLDER?

A.Your Fund shares and the fees charged the Fund's Portfolios will not change as a result of the transaction. Moreover, the PIMCO Parties have advised the Fund's Board that OpCap Advisors will continue, after the transaction, to pro-vide the high-quality services to which you've grown accustomed. Consequently, management of the Fund believes that the transaction will not adversely affect the operations of the Fund.

Q.HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A.After careful consideration, the Board of Directors of the Fund, including its independent directors, recommends that shareholders vote "FOR" the propos-al.

Q.WHOM DO I CALL IF I HAVE QUESTIONS?

A.If you have any questions, please feel free to call the proxy solicitor, D.F. King & Co., Inc., at 1-800-735-3568 to answer any questions you may have regarding the voting of your shares, and please feel free to call us at 1-800-401-6672 to answer any questions regarding the transaction or other matters.

                                  PLEASE VOTE
                            YOUR VOTE IS IMPORTANT
                       NO MATTER HOW MANY SHARES YOU OWN

                            OCC CASH RESERVES, INC.
-------------------------------------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 14, 1997

TO THE SHAREHOLDERS:

Notice is hereby given that a special meeting of shareholders (the "Meeting") of OCC CASH RESERVES, INC. (the "Fund") will be held at One World Financial Center, New York, N.Y. 10281, on the 40th Floor, on October 14, 1997 at 2:00 p.m., New York time, for the following purposes:

1. To approve or disapprove an advisory agreement between the Fund and OpCap Advisors; and

2. To act upon such other matters as properly may come before the Meeting or any adjournment or adjournments thereof.

The close of business on August 21, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof. Regardless of whether you plan to attend the Meeting, PLEASE COMPLETE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD. If you are present at the Meeting you may change your vote, if desired, at that time.

By Order of the Board of Directors,

Deborah Kaback
Secretary

August 28, 1997
-------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

                    PLEASE RETURN YOUR PROXY CARD PROMPTLY

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO INDICATE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR EACH OF THE PORTFOLIOS OF THE FUND IN WHICH THEY OWN SHARES AND TO DATE, SIGN AND RETURN IT IN THE ENVE-LOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. WE ASK FOR YOUR COOPERATION IN MAILING YOUR PROXY NO MATTER HOW LARGE OR SMALL YOUR HOLDING MAY BE.

                    PLEASE RESPOND--YOUR VOTE IS IMPORTANT

                            OCC CASH RESERVES, INC.

-------------------------------------------------------------------------------
                               OPPENHEIMER TOWER
             ONE WORLD FINANCIAL CENTER, NEW YORK, NEW YORK 10281

                                PROXY STATEMENT

                            ----------------------

                        SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON OCTOBER 14, 1997

                                    GENERAL


This Proxy Statement is furnished to the shareholders of OCC Cash Reserves, Inc. (the "Fund"), in connection with the solicitation by management of prox-ies to be used at a special meeting (the "Meeting") of shareholders to be held on October 14, 1997, or any adjournment or adjournments thereof. The Notice of Meeting, Proxy Statement and Proxy Card will first be mailed on or about Au-gust 28, 1997.

The Fund consists of five portfolios (the "Portfolios"), each of which is a separate class of capital stock; these are the Primary Portfolio, the Govern-ment Portfolio, the General Municipal Portfolio, the California Municipal Portfolio and the New York Municipal Portfolio. Shares of each Portfolio have been registered with the Securities and Exchange Commission ("SEC"). As of Au-gust 21, 1997, the record date, there were outstanding 2,052,775,202 shares of the Primary Portfolio, 99,955,007 shares of the Government Portfolio, 142,523,471 shares of the General Municipal Portfolio, 72,229,820 shares of the California Municipal Portfolio, and 68,296,083 shares of the New York Mu-nicipal Portfolio.

The purpose of the Meeting is to permit shareholders of each Portfolio of the Fund to consider a new advisory agreement to take effect upon consummation of the transaction (the "Acquisition") contemplated by the Amended and Restated Merger Agreement, dated as of July 22, 1997 (the "Amended Merger Agreement"), by and among PIMCO Advisors L.P. ("PIMCO Advisors") and its affiliate, Thomson Advisory Group Inc. ("TAG"), Oppenheimer Group, Inc. ("OGI") and its subsidi-ary, Oppenheimer Financial Corp. ("Opfin" and, collectively with OGI, "Oppen-heimer") and certain related parties. Pursuant to the Amended Merger Agree-ment, PIMCO Advisors, TAG and its successor (collectively, the "PIMCO Par-ties") will acquire a controlling interest in Oppenheimer Capital, whose sub-sidiary, OpCap Advisors, serves as investment adviser to the Fund. For a dis-cussion of the Acquisition, see "The Acquisition" under Proposal 1 below. As required by the Investment Company Act of 1940, as amended (the "Investment Company Act"), consummation of the Acqui-sition will cause the automatic termination of the Fund's advisory agreement with OpCap Advisors. Therefore, in order to ensure continuity in the manage-ment of the Fund, shareholders of each Portfolio of the Fund are being asked to approve a new advisory agreement.

Shares of the Portfolios will be voted separately, with each Portfolio voting as a single class on the proposal. Each full share of the Portfolios outstand-ing is entitled to one vote and each fractional share of the Portfolios out-standing is entitled to a proportionate fractional share of one vote for such purposes.

In order that you may be represented at the Meeting or any adjournment or ad-journments thereof, you are requested to indicate your voting instructions on the enclosed proxy card, to date and sign the proxy card, and to mail the proxy card promptly in the enclosed postage paid envelope, allowing sufficient time for the proxy card to be received before the Meeting.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted at the meeting as indicated thereon with re-spect to the Proposal. In the absence of choices, the shares represented by the proxy will be voted in favor of the Proposal.

The proxy confers discretionary authority upon the persons named therein to vote on other business, not currently contemplated, which may come before the Meeting. In the event that a quorum (the presence in person or by proxy of the holders of a majority of the Fund's shares entitled to vote) cannot be ob-tained, an adjournment or adjournments of the Meeting may be sought by the Board of Directors. In the event that a quorum is present at the Meeting but sufficient votes to approve the Proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit fur-ther solicitation of proxies. Any such adjournment would require the affirma-tive vote of the holders of a majority of the shares of the Fund present at the Meeting or any adjournment thereof, in person or by proxy. The persons named as proxies will vote those proxies which they are entitled to vote FOR any matter in favor of such an adjournment and will vote those proxies re-quired to be voted AGAINST any matter that comes before the Meeting against any such adjournment.

The proxy may be revoked at any time prior to the voting thereof by: (i) writ-ten instructions addressed to the Secretary of the Fund at Oppenheimer Tower, One World Financial Center, New York, New York 10281; (ii) attendance at the Meeting and voting in person or (iii) properly executing and returning a new proxy card (if received in time to be voted).

All expenses of the preparation and distribution of these proxy materials will be borne two-thirds by the PIMCO Parties and one-third by Oppenheimer. In ad-dition to the solicitation of voting instructions by the use of the mails, voting instructions may be solicited by officers and employees of OpCap Advisors or its respective affiliates, personally or by telephone or telegraph.

Brokerage houses, banks and other fiduciaries may be requested to forward so-liciting material to their principals and to obtain authorization for the exe-cution of voting instruction forms. For those services, they will be reim-bursed by the PIMCO Parties and Oppenheimer for their out-of-pocket expenses. In addition, the PIMCO Parties and Oppenheimer have retained D.F. King & Co., Inc. to assist in the solicitation of proxies primarily by contacting share-holders by telephone and telegram for a fee not to exceed $4,500 plus reason-able out-of-pocket expenses. With respect to a telephone solicitation by the firm, additional expenses would include $5.00 per telephone vote transacted, $2.75 per outbound telephone contact and costs relating to obtaining share-holders' telephone numbers. D.F. King & Co., Inc. may call shareholders to ask if they would be willing to have their votes recorded by telephone. The tele-phone voting procedure is designed to authenticate shareholders' identities, to allow shareholders to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been re-corded properly. The Fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. Shareholders voting by telephone would be asked for their social security number or other identifying information and would be given an opportunity to authorize proxies to vote their shares in accordance with their instructions. To ensure that the share-holders' instructions have been recorded correctly they will receive a confir-mation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect. Although a shareholder's vote may be taken by telephone, each shareholder will receive a copy of this Proxy Statement and may vote by mail using the enclosed voting instruction form.

To the knowledge of the Fund, no shareholders owned of record or beneficially more than 5% of the outstanding shares of any of the Portfolios of the Fund as of August 21, 1997 except for omnibus accounts held by Oppenheimer & Co., Inc. and Unified Management Corporation on behalf of their respective clients, no one of which owned beneficially more than 5% of the outstanding shares of any Portfolio of the Fund as of August 21, 1997.

                                PROPOSAL NO. 1

   APPROVAL OF A NEW ADVISORY AGREEMENT BETWEEN OPCAP ADVISORS AND THE FUND

INTRODUCTION

OpCap Advisors serves as investment adviser to the Fund pursuant to an Advi-sory Agreement dated August 11, 1989 as amended April 29, 1992 (the "Existing Agreement"). The Existing Agreement was approved initially by the Board of Di-rectors on August 11, 1989 and renewed most recently on November 4, 1996 and was approved initially by the Fund's sole shareholder on August 11, 1989. An Amendment to the Existing Agreement was approved by the Board of Directors on January 20, 1992 and by the shareholders of the Fund on April 29, 1992.

The Existing Agreement provides that it shall automatically terminate in the event of its assignment as defined in the Investment Company Act. Consummation of the Acquisition will constitute an assignment of the Existing Agreement. Therefore, in anticipation of the Acquisition, the Board of Directors of the Fund is proposing that its shareholders approve a new advisory agreement be-tween the Fund and OpCap Advisors (the "New Agreement"). The New Agreement is substantially identical, except for the date, to the Existing Agreement.

INFORMATION ABOUT OPCAP ADVISORS

OpCap Advisors is a 99%-owned subsidiary of Oppenheimer Capital, a registered investment adviser with approximately $57.0 billion in assets under management on June 30, 1997. Opfin, a holding company, is a 1.0% general partner of OpCap Advisors. Opfin also holds a one-third managing general partner interest in Oppenheimer Capital, and Oppenheimer Capital, L.P., a Delaware limited part-nership whose units are traded on the New York Stock Exchange and of which Opfin is the sole 1.0% general partner, owns the remaining two-thirds inter-est. Opfin currently is a wholly-owned subsidiary of OGI, 71% of the common stock of which currently is owned by Oppenheimer & Co., L.P.

The principal business address of OpCap Advisors, Oppenheimer Capital, OCC Distributors and their affiliates is Oppenheimer Tower, 200 Liberty Street, One World Financial Center, New York, New York 10281. The principal business address of OpCap Advisors would not change following the Acquisition. Joseph La Motta is Chairman Emeritus of Oppenheimer Capital and Chairman of OpCap Ad-visors. George Long is Chairman and President of Oppenheimer Capital and Ber-nard H. Garil is President of OpCap Advisors.

The officers of the Fund who are officers or employees of OpCap Advisors or its affiliate, Oppenheimer Capital, are as follows:

       NAME                         POSITION WITH FUND
       ----                         ------------------
Joseph M. La Motta   President and Chairman of the Board of Directors
Everett Alcenat      Vice President
Robert J. Bluestone  Vice President
Susan A. Murphy      Vice President
Bernard H. Garil     Vice President
John Giusio          Vice President
Benjamin Gutstein    Vice President and Portfolio Manager
Matthew Greenwald    Vice President and Portfolio Manager
Deborah Kaback       Secretary
Thomas Duggan        Assistant Secretary
Maria Camacho        Assistant Secretary
Richard L. Peteka    Assistant Treasurer
Sheldon M. Siegel    Treasurer

Both Messrs. La Motta and Siegel hold a general partnership interest in Oppen-heimer & Co., L.P. Mr. Bluestone, Mr. Duggan, Mr. Garil and Ms. Murphy hold limited partnership interests in Oppenheimer & Co., L.P.

Attached to this Proxy Statement as Exhibit B is a list of other funds advised or subadvised by OpCap Advisors that have similar investment objectives to those of the Portfolios, their net assets and the rate of the advisory fee paid to OpCap Advisors.

INFORMATION CONCERNING THE PIMCO PARTIES. PIMCO Advisors, with approximately $119 billion in assets under management as of June 30, 1997, is one of the largest publicly traded money management firms in the United States. PIMCO Ad-visors' address is 800 Newport Center Drive, Suite 100, Newport Beach, Cali-fornia 92660.

PIMCO Partners, G.P. ("PIMCO GP") owns approximately 42.83% and 66.37% respec-tively (and will at the closing of the Acquisition own a majority of the vot-ing stock of TAG, which owns approximately 14.94% and 25.06%, respectively), of the total outstanding Class A and Class B units of limited partnership in-terest ("Units") of PIMCO Advisors and is PIMCO Advisors' sole general part-ner. PIMCO GP is a California general partnership with two general partners. The first of these is Pacific Investment Management Company, which is a Cali-fornia corporation and is wholly-owned by Pacific Financial Asset Management Company, a direct subsidiary of Pacific Mutual Life Insurance Company ("Pa-cific Mutual").

PIMCO Partners L.L.C. ("PPLLC"), a California limited liability company, is the second, and managing general partner of PIMCO GP. PPLLC's members are the

Managing Directors (the "PIMCO Managers") of Pacific Investment Management Company, a subsidiary of PIMCO Advisors (the "PIMCO Subpartnership"). The PIMCO Managers are: William H. Gross, Dean S. Meiling, James F. Muzzy, William
F. Podlich, III, Frank B. Rabinovitch, Brent R. Harris, John L. Hague, William
S. Thompson Jr., William C. Powers, David H. Edington, Benjamin Trosky, Wil-liam R. Benz, II and Lee R. Thomas, III.

PIMCO Advisors is governed by an Operating Board and an Equity Board. Gover-nance matters are allocated generally to the Operating Board and the Operating Board delegates to the Operating Committee the authority to manage day-to-day operations of PIMCO Advisors. The Operating Board is composed of twelve mem-bers, including the chief executive officer of the PIMCO Subpartnership as Chairman and six PIMCO Managers designated by the PIMCO Subpartnership.

The authority of PIMCO Advisors' Operating Board and Operating Committee to take certain specified actions is subject to the approval of PIMCO Advisors' Equity Board. Equity Board approval is required for certain major transactions (e.g., issuance of additional PIMCO Advisors' Units and appointment of PIMCO Advisors' chief executive officer). In addition, the Equity Board has juris-diction over matters such as actions which would have a material effect upon PIMCO Advisors' business taken as a whole and (after an appeal from an Operat-ing Board decision) matters likely to have a material adverse economic effect on any subpartnership of PIMCO Advisors. The Equity Board is composed of twelve members, including the chief executive officer of PIMCO Advisors, three members designated by a subsidiary of Pacific Mutual, the chairman of the Op-erating Board and two members designated by PPLLC.

Because of its power to appoint (directly or indirectly) seven of the twelve members of the Operating Board as described above, the PIMCO Subpartnership may be deemed to control PIMCO Advisors. Because of direct or indirect power to appoint 25% of the members of the Equity Board, (i) Pacific Mutual and (ii) the PIMCO Managers and/or the PIMCO Subpartnership may each be deemed, under applicable provisions of the Investment Company Act, to control PIMCO Advi-sors. Pacific Mutual, PIMCO Subpartnership and the PIMCO Managers disclaim such control.

THE ACQUISITION

On July 22, 1997, PIMCO Advisors and TAG entered into the Amended Merger Agreement with Oppenheimer and certain related parties which agreement modi-fied the merger agreement between PIMCO Advisors and TAG and Oppenheimer en-tered into on February 13, 1997. Pursuant to the Amended Merger Agreement, the PIMCO Parties will acquire, among other interests, the one-third managing gen-eral partner interest in Oppenheimer Capital, the 1.0% general partnership in-terest in OpCap Advisors, and the 1.0% general partner interest in Oppenheimer Capital L.P. The aggregate purchase price is approximately $262 million in-cluding the issuance of convertible preferred stock and assumption of certain indebtedness. The amount of preferred stock comprising the purchase price is subject to reduc-tion in certain circumstances. The obligations of the PIMCO Parties and Oppen-heimer to consummate the Acquisition are subject to the satisfaction or waiver on or prior to the effective date of certain conditions, including the consum-mation of the sale by OGI and Oppenheimer Equities, Inc. of all of the stock of Oppenheimer Holdings, Inc. and Oppenheimer & Co., Inc. ("Opco"), OpCap Ad-visors' broker-dealer affiliate, to CIBC Wood Gundy Securities Corp. (the "CIBC Sale"), approval of the transaction by certain regulatory authorities and the consent of certain clients. All of the issued and outstanding stock of Opco is owned by Oppenheimer Holdings, Inc., which in turn is a wholly-owned subsidiary of Oppenheimer Equities, Inc. Oppenheimer Equities, Inc. is a whol-ly-owned subsidiary of Opfin, which in turn is a wholly-owned subsidiary of OGI. The CIBC sale will have no effect on the ownership of OGI and Opfin in-cluding its general partner interests in Oppenheimer Capital and OpCap Advi-sors. Under the terms of the Amended Merger Agreement, the Acquisition can take place only if the CIBC Sale takes place first. It is contemplated that the Acquisition will be consummated after the CIBC Sale is concluded. As a re-sult, there will only be a change of control of Oppenheimer Capital and OpCap Advisors upon consummation of the Acquisition. In addition, the Acquisition is conditioned on the approval by the shareholders of the Fund of the New Agree-ment.

If for any reason the Acquisition is not consummated, the Existing Agreement will remain in effect according to its terms.

It is a condition to the consummation of the Acquisition that Joseph La Motta, as Chairman of the Board and President of the Fund, shall have executed an agreement with PIMCO Advisors agreeing to resign from the Board of Directors of the Fund at the request of TAG and Opco. However, TAG has advised the Board of Directors of the Fund that it does not currently intend to request Mr. La Motta to resign as a Director. It is a further condition to the consummation of the Acquisition that the Board of Directors of the Fund elect those persons designated to hold such titles as officers with the Fund as may be determined by TAG. CIBC Wood Gundy Securities Corp. and Oppenheimer have agreed, in con-nection with the Acquisition, that Opco shall use the Fund as its sole sweep vehicle for cash balances of customers of certain of Opco's registered repre-sentatives, for a period of five years after the closing of the Acquisition (subject to earlier termination under certain circumstances).

EFFECTS OF THE ACQUISITION. Upon consummation of the Acquisition, Oppenheimer Capital and OpCap Advisors will be controlled by PIMCO Advisors and its affil-iates. PIMCO Advisors has advised OGI that it anticipates that the senior portfolio management team of Oppenheimer Capital will continue in their pres-ent capacities; that the eligibility of OpCap Advisors to serve as an invest-ment adviser or subadviser will not be affected by the Acquisition; and that Oppenheimer Capital and OpCap Advisors will be able to continue to provide advisory and management services with no material changes in operating conditions. PIMCO Advisors has further advised OGI and the Board of Directors that it currently anticipates that the Acquisi-tion will not affect the ability of Oppenheimer Capital and OpCap Advisors to fulfill their obligations under their investment advisory or subadvisory agreements.

SECTION 15(F) OF THE INVESTMENT COMPANY ACT

Section 15(f) of the Investment Company Act is available to Oppenheimer in connection with the PIMCO Parties' acquisition of a controlling interest in Oppenheimer Capital and its subsidiary OpCap Advisors. Section 15(f) provides in substance that when a sale of a controlling interest in an investment ad-viser occurs, the investment adviser or any of its affiliated persons may re-ceive any amount or benefit in connection therewith as long as two conditions are satisfied. First, an "unfair burden" must not be imposed on the investment company as a result of the transaction relating to the sale of such interest, or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden" (as defined in the Investment Company Act) includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser), or any "interested person" (as defined in the Investment Company Act) of any such ad-viser, receives or is entitled to receive any compensation, directly or indi-rectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company. The Fund's Board of Directors is aware of no circumstances arising from the Acquisition that might result in an un-fair burden being imposed on the Fund. Moreover, the PIMCO Parties have agreed with Oppenheimer that they will use commercially reasonable efforts to insure that no unfair burden will be imposed on the Fund by or as a result of the Ac-quisition during such two-year period. The second condition of Section 15(f) is that during the three-year period following the consummation of a transac-tion, at least 75% of the investment company's board of directors must not be "interested persons" of the investment adviser or predecessor adviser. The Fund's compliance with or exemption from such 75% disinterested board require-ment is a condition to consummation of the Acquisition, and the PIMCO Parties have entered into related agreements with Oppenheimer with respect to such re-quirement during such three-year period. The composition of the Board of Di-rectors is presently in compliance with the 75% requirement and will continue to be so if the Acquisition is consummated.

EXISTING AND NEW AGREEMENT

The Existing Agreement and the New Agreement are substantially identical. The following description of the New Agreement is qualified in its entirety by reference to the form of the New Agreement attached hereto as Exhibit A.

SERVICES TO BE PERFORMED

Under both the Existing and New Agreements, OpCap Advisors is required to: (i) regularly provide investment advice and recommendations to each Portfolio of the Fund with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously and determine the securi-ties to be purchased or sold by the Fund and the portion, if any, of the as-sets of each Portfolio of the Fund to be held uninvested; and (iii) arrange for the purchase of securities and other investments by each Portfolio of the Fund and the sale of securities and other investments held by each Portfolio of the Fund.

The Existing and New Agreements also require OpCap Advisors to provide admin-istrative services for the Fund, including (i) coordination of the functions of accountants, counsel and other parties performing services for the Fund and
(ii) prepara-tion and filing reports required by federal securities laws, shareholder reports and proxy materials.

FEES AND EXPENSES

The fees payable to OpCap Advisors under the New Agreement will be at the same rate as the fees payable under the Existing Agreement. Under the Existing Agreement, each Portfolio of the Fund pays OpCap Advisors at the annual rate of .50% of the first $100 million of average net assets, .45% on the next $200 million of average net assets and .40% of assets in excess of $300 million.

Under the Existing and New Agreement, expenses not expressly assumed by OpCap Advisors or by OCC Distributors, the Fund's principal underwriter, are paid by the Fund. The Agreement lists examples of expenses paid by the Fund, of which the major categories relate to interest, taxes, fees to non-interested trust-ees, legal and audit expenses, custodian and transfer agent expenses, stock issuance costs, certain printing and registration costs, and non-recurring ex-penses including litigation.

Under the Existing and New Agreement, OpCap Advisors will waive its management fee and reimburse expenses so that the total operating expenses (net of any expense offsets and excluding the amount of any interest, taxes, brokerage commissions and extraordinary expenses) of each Portfolio of the Fund do not exceed 1.00% of its respective average daily net assets.

For the fiscal year ended November 30, 1996, the total advisory fee paid by the Primary Portfolio was $6,981,092 and the total advisory fees accrued or paid by the Government, General Municipal, California Municipal and New York Municipal Portfolios were $520,106, $638,004, $309,904 and $313,061 of which
$258, $1,744, $71,394 and $7,866, respectively, was waived by OpCap Advisors.

The Fund may pay certain broker-dealers, including Opco or other financial in-termediaries whose customers are Fund shareholders for performing shareholder ser-vicing functions, such as opening new shareholder accounts, processing pur-chase and redemption transactions and responding to inquiries regarding the Portfolios' current yields and the status of shareholder accounts. The Fund may pay for the electronic communications equipment maintained at the broker-dealers' offices that permits access to the Fund's computer files and, in ad-dition, reimburses the broker-dealers at cost for personnel expenses involved in providing these services. All such payments and reimbursements must be ap-proved in advance by the Fund's Board of Directors. Currently, any such pay-ments to Opco are capped at 2 basis points of average daily net assets of Opco's customers. The following amounts were paid to Opco as reimbursement for shareholder services: for the fiscal year ended November 30, 1996--$323,317, $18,497, $24,536, $12,352 and $9,212, respectively, by the Primary, Govern-ment, General Municipal, California Municipal and New York Municipal Portfo-lios.

The Fund also may pay certain broker-dealers including Opco, for performing certain administrative services for accounts in the Fund including providing beneficial owners with statements showing their positions in the Fund, posting dividend payments to beneficial owners' accounts and providing shareholder in-formation to enable the Fund to mail prospectuses, annual and semi-annual re-ports to beneficial owners. Such payments are limited to 5 basis points of av-erage daily net assets of each broker-dealer's customers. Opco also is paid an annual fee of $9.25 per shareholder account for performing recordkeeping.

LIMITATION OF LIABILITY. The New Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations, OpCap Advisors shall not be liable to the Fund for any act or omission in the course of or connected with rendering services under the New Agreement or for any losses that may be sustained in the purchase, holding or sale of any security. This provision is identical to the provision on limitation of liability in the Existing Agreement.

TERMINATION. The termination provisions of the New Agreement and the Existing Agreement are identical. The New Agreement may be terminated by the Fund at any time without penalty upon 60 days' written notice to OpCap Advisors and may be terminated by OpCap Advisors at any time without penalty upon 90 days' written notice to the Fund. Termination by the Fund must be approved by the vote of a majority of the Directors or by vote of a majority of the outstand-ing shares of the Fund. The New Agreement will terminate in the event of an "assignment," as required by the Investment Company Act.

EVALUATION BY THE BOARD OF DIRECTORS. The Board of Directors has determined that continuity and efficiency of portfolio management services after the Ac-quisition can best be assured by approving the New Agreement. The Board be-lieves that the New Agreement will enable the Fund to continue to obtain advi-sory services of high quality at costs which it deems appropriate and reason-able and that approval of the New Agreement is in the best interests of the Fund and its shareholders.

In evaluating the New Agreement, the Board of Directors requested and re-viewed, with the assistance of independent legal counsel, materials furnished by OpCap Advisors and PIMCO Advisors. These materials included financial statements as well as other written information regarding PIMCO Advisors and its personnel, operations, and financial condition. The Board also reviewed information about OpCap Advisors. Consideration was given to comparative per-formance and cost information concerning other mutual funds with similar in-vestment objectives, including information prepared by Lipper Analytical Serv-ices, Inc. The Board of Directors also reviewed and discussed the terms and provisions of the New Agreement and compared it to the Existing Agreement as well as the arrangements of other mutual funds, particularly with respect to the allocation of various types of expenses, levels of fees and resulting ex-pense ratios. The Board evaluated the nature and extent of services provided by other investment advisers to their respective funds and also considered the benefits OpCap Advisors would obtain from its relationship with the Fund and the economies of scale in costs and expenses to OpCap Advisors associated with its providing such services. The Board also met with representatives of PIMCO Advisors to discuss their current intentions with respect to Oppenheimer Capi-tal and OpCap Advisors.

The Board considered, with its counsel, (i) the quality of the operations and service which have been provided to the Fund by OpCap Advisors and which are expected to continue to be provided after the Acquisition, with no change in fee rates, (ii) the overall experience and reputation of OpCap Advisors in providing such services to investment companies, and the likelihood of its continued financial stability, (iii) the capitalization of PIMCO Advisors,
(iv) the aspects of the Acquisition that would affect the ability of OpCap Ad-visors to retain and attract qualified personnel and (v) the benefits of con-tinuity in the services to be provided under the New Agreement. Based upon its review, the Board of Directors concluded that the terms of the New Agreement are reasonable, fair and in the best interests of the Fund and its sharehold-ers, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality. Accordingly, the Board concluded that continuing to retain OpCap Advisors as investment manager to the Fund after the Acquisition is desirable and in the best interests of the Fund and its shareholders. Based on these and other considerations, the Board unanimously recommended approval of the New Agreement and its submission to shareholders for their approval. The New Agreement will become effective on the date that the Acquisition is consum-mated or the date shareholders approve the New Agreement, whichever occurs later. The New Agreement will continue in effect until two years from its ef-fective date, and thereafter for successive annual periods as long as such continuance is approved in accordance with the Investment Company Act. If the Acquisition is not consummated, the Existing Agreement will remain in effect according to its terms.

VOTE REQUIRED. As provided under the Investment Company Act, approval of the New Agreement will require the vote of a majority of the outstanding voting securi-ties of each Portfolio of the Fund. Under the Investment Company Act, the vote of a "majority of the outstanding voting securities" of an investment company (or a series thereof) means the vote, at a duly-called annual or special meet-ing of shareholders, of 67% or more of the shares present at such meeting, if the holders of more than 50% of the outstanding shares of such company or se-ries are present or represented by proxy, or of more than 50% of the total outstanding shares of such company or series, whichever is less.

THE DIRECTORS, INCLUDING THE DIRECTORS WHO ARE NOT INTERESTED PERSONS OF THE FUND, OPCAP ADVISORS, PIMCO ADVISORS OR THEIR AFFILIATES, UNANIMOUSLY RECOM-MEND THAT THE SHAREHOLDERS OF EACH PORTFOLIO OF THE FUND VOTE TO APPROVE THE NEW AGREEMENT BETWEEN THE FUND AND OPCAP ADVISORS.

             RECEIPT OF SHAREHOLDERS PROPOSALS, QUORUM AND VOTING

Under the proxy rules of the SEC, shareholder proposals meeting tests con-tained in those rules may, under certain conditions, be included in the Fund's proxy statement and proxy for a particular annual meeting. Those rules require that at the time the shareholder submits the proposal the shareholder be a record or beneficial owner of at least 1% or $1,000 in market value of securi-ties entitled to be voted on the proposal and have held such securities for a least one year prior thereto, and continue to hold such shares through the date on which such meeting is held. Another of these conditions relates to the timely receipt by the Fund of any such proposal. Under these rules, proposals submitted for inclusion in the Fund's proxy material for the next annual meet-ing after the meeting to which this proxy statement relates must be received by the Fund not less than 120 days before the first anniversary of the date stated on the first page of this Proxy Statement relating to the first mailing of this Proxy Statement. The date for such submission could change, depending on the scheduled date for the next annual meeting.

The fact that the Fund receives a shareholder proposal in a timely manner does not insure its inclusion in its proxy material, since there are other require-ments in the proxy rules relating to such inclusion.

Shareholders should be aware that under the law of the state in which the Fund is established, Maryland, annual meetings of shareholders are not required as long as there is no particular requirement under the Investment Company Act which must be met by convening such a shareholder's meeting. As it is the in-tention of the Board of Directors not to hold annual shareholder meetings in the future unless required to do so under the Investment Company Act, there can be no assurance that shareholder proposals validly submitted to the Fund will be acted upon at a regularly scheduled annual shareholders' meeting.

Shares represented in person or by proxy (including shares which abstain or do not vote with respect to the Proposal presented for shareholder approval and "broker nonvotes") will be counted for purposes of determining whether a quo-rum is present at the Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to the Proposal, but will not be counted as a vote in favor of the Proposal. Accordingly, an abstention from voting on a legal effect as a vote against the Proposal. "Broker non-votes" exist where a proxy received from a broker indicates that the broker does not have discretionary authority to vote the shares on that matter.

                             INDEPENDENT AUDITORS

Price Waterhouse LLP are the independent auditors of the Fund. A representa-tive of the firm is not expected to be present at the Meeting.

                   MAILING OF ANNUAL AND SEMI-ANNUAL REPORT

The Fund will furnish, without charge, a copy of its Annual Report for the year ended November 30, 1996 and its Semi-Annual Report for the six months ended May 31, 1997 to a shareholder upon request. Such request should be made to Bernard H. Garil, OpCap Advisors, One World Financial Center, New York, NY 10281, or by calling 1-800-401-6672. The reports will be sent by first class mail within three business days of the request.

                                OTHER BUSINESS

The Fund's management knows of no business other than the matter specified above which will be presented at the Meeting. Inasmuch as matters not known at the time of the solicitation may come before the Meeting, the proxy as solic-ited confers discretionary authority with respect to such matters as may prop-erly come before the Meeting and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

                                             By Order of the Board of
                                               Directors

                                             Deborah Kaback
                                             Secretary

EXHIBIT A

                              ADVISORY AGREEMENT

AGREEMENT made as of the    day of      , 1997 by and between OCC CASH RE-
SERVES, INC., a Maryland corporation (the "Fund") and OPCAP ADVISORS, a Dela-ware general partnership (the "Advisor").

WHEREAS, the Fund is an open-end investment company registered with the Secu-rities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Fund is organized in series form and each of the Primary, Govern-ment, General Municipal, California Municipal and New York Municipal Portfo-lios is a separately capitalized series ("Portfolio") of shares of common stock to be issued by the Fund ("Shares") pursuant to the Fund's registration statement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein-after set forth, the Fund and the Advisor agree as follows:

1. General Provisions

The Fund hereby employs the Advisor and the Advisor hereby undertakes to act as the investment advisor of the Fund in connection with and for the benefit of each Portfolio, including any Portfolio hereafter created, and to perform for the Fund such other duties and functions in connection with each Portfolio for the period and on such terms as are set forth in this Agreement. The Advi-sor shall in all matters give to the Fund and its Board of Directors (the "Di-rectors") the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to and use its best efforts to enable the Fund to conform to:

  (a) The provisions of the 1940 Act and any rules or regulations promul-gated thereunder;

  (b) Any other applicable provisions of state or federal law;

  (c) The provisions of the Articles of Incorporation and By-Laws of the Fund as amended from time to time;

  (d) The policies and determinations of the Directors;

  (e) The investment objectives, policies and investment restrictions of each Portfolio as reflected in the registration statement of the Fund under the 1940 Act or as such objectives, policies and restrictions may from time to time be amended; and

  (f) The prospectus, if any, relating to each Portfolio in effect from time to time.

The appropriate officers and employees of the Advisor shall be available upon reasonable notice for consultation with any of the Directors or officers with respect to any matters dealing with the Fund's business affairs, including the valuation of any securities held by the Fund for the benefit of any of its Portfolios that are either not registered for public sale or not being traded on any securities market.

2. Investment Management

(a) The Advisor shall, subject to the direction and control by the Directors, separately with respect to each Portfolio: (i) Regularly provide investment advice and recommendations to the Fund with respect to investments, investment policies and the purchase and sale of securities and other investments; (ii) Supervise continuously and determine the securities and other investments to be purchased or sold by the Fund and the portion, if any, of the Fund's assets to be held uninvested; and (iii) Arrange for the purchase and sale of securi-ties and other investments by the Fund.

(b) The Advisor may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise im-prove its investment management services, including entering into subadvisory agreements with other affiliated or unaffiliated registered investment advi-sors in order to obtain specialized services, provided, however, that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of Section 5 hereof.

(c) So long as the Advisor shall have acted with due care and in good faith, the Advisor shall not be liable to the Fund or its shareholders for any error in judgment, mistake of law or any other act or omission in the course of or connected with rendering services hereunder, including without limitation any losses which may be sustained by the Fund or its shareholders as a result of the purchase, retention, redemption or sale of any security or other invest-ment by the Fund irrespective of whether the determinations of the Advisor relative thereto shall have been based, in whole or in part, upon the investi-gation, research or recommendation of any other individual, firm or corpora-tion believed by the Advisor to be reliable. Nothing contained herein, howev-er, shall be construed to protect the Advisor against any liability to the Fund or its shareholders arising out of the Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disre-gard of its obligations and duties under this Agreement.

(d) Nothing in this Agreement shall prevent the Advisor, any parent, subsidi-ary or affiliate, or any director or officer thereof, from acting as invest-ment advisor for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any of its directors, officers, stock-holders or employees from buying, selling or trading any securities or commod-ities for its or their own account or for the accounts of others for whom it or they may be acting, if such activities will not adversely affect or otherwise impair the performance by the Advisor of its duties and obliga-tions under this Agreement.

3. Other Duties of the Advisor

The Advisor shall provide and supervise all administrative and clerical activ-ities undertaken for the benefit of each Portfolio of the Fund and shall pro-vide effective corporate administration for the Fund, including (1) the over-seeing of accountants, legal counsel, custodians, transfer agents, shareholder servicing agents and other parties performing services for the Fund, (2) the preparation and filing of such reports related to the Fund or to any Portfolio as shall be required by federal securities laws and by various state "blue sky" laws, (3) the composition of periodic reports with respect to the opera-tions of each Portfolio for distribution to shareholders, (4) composition of proxy materials for and the organization of meetings of the shareholders of each Portfolio as required under applicable laws, and (5) continuous distribu-tion and redemption of the shares of each Portfolio and the continuous servic-ing of shareholders of the Fund both directly and through appropriate interme-diaries.

The Advisor's duties under this Agreement will include preparation and mainte-nance of separate books, records and other documents for each Portfolio, as follows: (1) journals containing daily itemized records of all purchases and sales and receipts and deliveries of securities, all receipts and disburse-ments of cash and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the 1940 Act; (2) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(2)(i) and (ii) under the 1940 Act; (3) a secu-rities record or ledger reflecting separately for each portfolio security as of the trade date all "long" and "short" positions, if any, carried by the Fund for the account of such Portfolio and showing the location of all such securities long and the offsetting position to all such securities short, in the form required by Rule 31a-1(b)(3) under the 1940 Act; (4) a record of all purchases or sales of portfolio assets, in the form required by Rule 31a-1(b)(6) under the 1940 Act; and (5) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form re-quired by Rule 31a-1(b)(8) under the 1940 Act. The foregoing books and records shall be maintained by the Advisor in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the 1940 Act. All such books and records shall be the property of the Fund and upon request therefor the Advisor shall surrender to the Fund such of the books and records as are requested.

4. Allocation of Expenses

All expenses shall be paid by the Fund, allocated as appropriate to each Port-folio, including but not limited to:

  (a) the fee of the Advisor;

  (b) interest expense, taxes and governmental fees;

  (c)brokerage commissions (if any) and other expenses incurred in acquiring or disposing of the Fund's portfolio securities and other investments;

  (d)insurance premiums for fidelity and other coverage requisite to the Fund's operations;

  (e)fees of the Directors who are not interested persons of the Fund, out-of-pocket travel expenses for all Directors and other expenses incurred by the Fund in connection with Directors' meetings;

  (f)outside legal, accounting and audit expenses;

  (g) custodian and dividend disbursing fees;

  (h)transfer agent fees and other shareholder servicing expenses;

  (i)expenses in connection with the issuance, offering, sale or underwrit-ing of securities issued by the Fund, including preparation of stock cer-tificates;

  (j)fees and expenses incident to the registration or qualification of the Fund's shares for sale with the SEC and in various states and foreign ju-risdictions;

  (k)expenses of printing and mailing reports, notices and proxy material to the shareholders of each Portfolio;

  (l)all other expenses incidental to holding meetings of the shareholders of each Portfolio including fees and expenses of proxy solicitation;

  (m)expenses of organizing the Fund and trade association dues and fees;

  (n)such extraordinary non-recurring expenses as may arise, including liti-gation affecting the Fund and the obligation the Fund may have to indem-nify its officers and Directors with respect thereto; and

  (o)expenses incident to servicing Fund shareholders by broker-dealers (in-cluding Oppenheimer & Co., Inc.), banks and other organizations and indi-viduals.

The Advisor, in return for its fee, will bear all costs and expenses incurred in connection with its investment management services to the Fund. The Advisor will also bear the expense of its business management and other management and supervisory duties and functions assumed by it under this Agreement, but the Fund itself will bear the costs of the services managed and supervised; e.g., the Advisor will arrange for and supervise, among other services, the provi-sion of outside audit, custodian and transfer agency services to the Fund, but the Fund will pay for each of these provided services.

The Advisor at its expense will provide persons satisfactory to the Directors to perform the duties of officers of the Fund.

5. Compensation of the Advisor

(a) The Fund agrees to pay the Advisor, and the Advisor agrees to accept as full compensation for the performance of all its functions and duties to be performed hereunder, a fee based on the total net assets of each Portfolio at the end of each business day at an annual rate of .50% of the first $100 mil-lion of average daily net assets, .45% of the next $200 million of average daily net assets and .40% of average daily net assets in excess of $300 mil-lion of each Portfolio. Determination of the net asset value of each Portfolio will be made in accordance with the policies disclosed in the Fund's registra-tion statement under the 1940 Act. The fee is payable as of the close of busi-ness on the last day of each calendar month and shall be made on the following business day. The payment due on such day shall be computed by (1) adding to-gether the results of multiplying (i) the total net assets of each Portfolio on each day of the month by (ii) the applicable daily fraction (based upon a 365-day year) of the annual advisory fee percentage rate for such Portfolio and then (2) adding together the total monthly amounts computed for each Port-folio.

(b) In the event that the operating expenses of the Fund exceed 1%, including amounts payable to the Advisor pursuant to subsection (a) hereof, but exclud-ing the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and liti-gation costs and any indemnification related thereto) paid or payable with re-spect to a Portfolio for any fiscal year ending on a date during which this Agreement is in effect, the Advisor will pay or refund for the account of that Portfolio any such excess amount.

6. Duration

This Agreement will become effective with respect to each Portfolio of the Fund upon approval by the Directors and by the shareholders of each Portfolio. This Agreement will continue in effect for two years from the initial effec-tive date and thereafter (unless sooner terminated in accordance with this Agreement) for successive periods of twelve months so long as each continuance shall be specifically approved at least annually with respect to each Portfo-lio by the vote of (1) a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and (2) a majority of the Directors or a majority of the outstanding voting securities of the re-spective Portfolio. Such vote will be deemed to have continued this Agreement if it takes place within 60 days of the Anniversary date of this Agreement.

7. Termination

This Agreement may be terminated with respect to one or more Portfolios (i) by the Advisor at any time, without payment of any penalty, upon giving the Fund ninety (90) days' written notice (which notice may be waived by the Fund); or
(ii) by the

Fund at any time, without payment of any penalty, upon sixty (60) days' writ-ten notice to the Advisor (which notice may be waived by the Advisor), pro-vided that such termination by the Fund shall be directed or approved by the vote of the majority of all of the Directors or by the vote of a majority of the outstanding voting securities of the Portfolio with respect to which no-tice of termination has been given to the Advisor.

8. Amendment or Assignment

This Agreement may be amended with respect to a Portfolio only if such amend-ment is specifically approved by (i) the vote of the outstanding voting secu-rities of such Portfolio and (ii) a majority of the Directors, including a ma-jority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, provided that this Agreement may be amended to add a new series of Shares or delete an existing series of Shares without a vote of the holders of Shares of any other Portfolio covered by this Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment, as that term is defined in the 1940 Act and the rules thereun-der.

9. Governing Law

This Agreement shall be interpreted in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, other securities laws, and the rules thereunder. To the extent that the applicable laws of the State of New York, other securities laws or any of the provisions herein con-flict with the applicable provisions of the 1940 Act, the latter shall con-trol.

10. Severability

  If any provisions of this Agreement shall be held or made unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11. Definitions

  As used in this Agreement, the terms "interested persons" and "vote of a ma-jority of the outstanding voting securities" shall have the respective mean-ings set forth in Sections 2(a)(19) and 2(a)(42) of the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     OCC Cash Reserves, Inc.

                                     By:_______________________________________

                                     Title:____________________________________

Attest:

                                     OpCap Advisors

                                     By:_______________________________________

                                     Title:____________________________________

Attest:

EXHIBIT B

The registered investment company listed below is managed by OpCap Advisors and has a similar investment objective to the Primary Portfolio of the Fund:

                          APPROXIMATE NET ASSETS
                               AS OF 8/4/97           ADVISORY FEE RATE
                          ---------------------- ---------------------------
OCC Accumulation Trust
  Money Market Portfolio        $4,597,357       .40% of average net assets*

*OpCap Advisors will waive its management fee and reimburse expenses so that the total operating expenses (net of any expense offsets) and excluding the amount of any interest, taxes, brokerage commissions and extraordinary ex-penses) do not exceed 1.25% of the Portfolio's average daily net assets. Until December 31, 1997, OpCap Advisors has agreed, on a voluntary basis, to waive its management fee and reimburse expenses so that the total operating expenses (net of any expense offsets and excluding the amount of any interest, taxes, brokerage commissions and extraordinary expenses) do not exceed 1.00% of the Portfolio's average daily net assets.

                                      B-1